Exhibit 5.1

[Letterhead of King & Spalding LLP]

October 15, 2003

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Re:	Lockheed Martin Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Lockheed Martin Corporation, a Maryland corporation (the “Corporation”), in connection with the registration with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”), of shares of common stock of the Corporation, par value $1.00 per share (the “Common Stock”), that are issuable pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 15, 2003, among the Corporation, LMC Sub One, Inc. and The Titan Corporation (the “Merger Agreement”).

In so acting, we have reviewed the charter and bylaws of the Corporation, the Registration Statement on Form S-4 relating to the Common Stock filed by the Corporation on the date hereof (the “Registration Statement”), and the corporate action taken by the Corporation that provides for the issuance of the Common Stock in the manner contemplated by the Merger Agreement. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements, and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

This opinion is limited in all respects to the laws of the State of Maryland, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the shares of Common Stock issuable in accordance with the terms and conditions of the Merger Agreement, as described in the Registration Statement, have been duly authorized and, when issued in accordance with the terms and conditions of the Merger Agreement, will be legally issued, fully paid, and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, that could affect the opinions contained herein. This opinion may not be furnished to or relied upon by any person or entity (other than the addressee hereof) for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the proxy statement/prospectus contained in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ KING & SPALDING LLP